CTS CORPORATION
                       905 West Boulevard North
                        Elkhart, Indiana 46514
                            (219) 293-7511

                            June 16, 1997

Dear Shareholder:

     In light of the recently announced proposed business combination between CTS and Dynamics Corporation of America (which owns 44.0% of the issued and outstanding CTS shares and 30.5% of the voting power of CTS shares), CTS'
1997 annual meeting of shareholders (originally scheduled for April 25, 1997) is now scheduled to be held on June 24, 1997 at 9:00 a.m., local time, at CTS' Corporate Headquarters, 905 West Boulevard North, Elkhart, Indiana 46514. Enclosed is certain supplemental information relating to the meeting.

     At the reconvened meeting, CTS shareholders of record on March 7, 1997 will be asked to vote on the election of CTS directors and to transact other business properly presented at the meeting. No vote on the proposed CTS-Dynamics merger will be taken at this meeting. CTS currently expects that there will be a meeting of shareholders later this summer to vote on the issuance of CTS shares in the combination and related matters.

      If you have previously submitted a proxy and do not wish to revoke or change it, you need not take any further action. In the event that you have already returned your proxy card and wish to change your vote as a result of this new information, or if you have not yet voted, please date, sign and return the enclosed (blue) proxy card in the enclosed envelope.

     On behalf of CTS' Board and management, we thank you for your continued support and patience as we proceed down what we believe will be an exciting new chapter in CTS' history.

                                        Sincerely,


                                        Joseph P. Walker
                                        Chairman of the Board, President
                                        and Chief Executive Officer


                            CTS Corporation
                       905 West Boulevard North
                        Elkhart, Indiana  46514

                              Supplement
                                  to
                            Proxy Statement
                                  for
                    Annual Meeting of Shareholders


     The following information amends and supplements the proxy materials first mailed to the Corporation's shareholders ("Shareholders") in March 1997 (the "Original Proxy Statement") in connection with the Corporation's 1997 annual meeting of Shareholders (the "Annual Meeting"). The Annual Meeting (which was originally convened on April 25, 1997) will be reconvened and held on June 24, 1997 at 9:00 a.m. local time, at CTS' Corporate Headquarters, 905 West Boulevard North, Elkhart, Indiana 46514.

     At the reconvened meeting, Shareholders of record on March 7, 1997 (the "Record Date") will be asked to vote on the election of the Corporation's directors and to transact other business properly presented at the meeting. Shareholders will not, however, be asked at the Annual Meeting to take any action in respect of the Agreement and Plan of Merger, dated May 9, 1997 (the "Merger Agreement"), among the Corporation, a subsidiary of the Corporation ("Sub") and Dynamics Corporation of America ("DCA"). Rather, it is expected that Shareholders will be asked to approve the issuance of common stock of the Corporation ("CTS Shares") and certain related matters at a special meeting of Shareholders which is expected to be held later this summer.

     The Annual Meeting was originally scheduled for April 25, 1997. The Annual Meeting was convened and adjourned on that date to June 16, 1997, and then adjourned to June 24, 1997. While it is presently expected that the Annual Meeting will occur on June 24, 1997, it is possible that the meeting will be further delayed or rescheduled.

     This Supplement should be read in conjunction with the Original Proxy Statement. This Supplement is being first mailed to the Shareholders on June 16, 1997. Copies of the Original Proxy Statement are available, without charge, to any person, including any beneficial owner of CTS Shares, to whom this Supplement is delivered upon written or oral request to CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, Attention:
Secretary (telephone number (219) 293-7511).


                             INTRODUCTION


     Pursuant to the Merger Agreement, on May 16, 1997, Sub commenced a cash tender offer (the "Offer") to purchase up to 49.9% of DCA's issued and outstanding shares of Common Stock (the "DCA Shares"), together with the associated purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 30, 1986, as amended, between DCA and The First National Bank of Boston, as Rights Agent, at a price (as subsequently increased) of $56.25 per DCA Share, net to the seller in cash, without interest thereon.
On June 14, 1997, Sub purchased 1,164,319 DCA Shares (30.3% of the outstanding DCA Shares) pursuant to the Offer. In accordance with the Merger Agreement, CTS requested that four CTS designees be added to DCA's nine-member Board of Directors (the "DCA Board").

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, DCA will be merged with and into Sub (the "Merger"), with Sub surviving the Merger as a wholly owned subsidiary of the Corporation (as such, the "Surviving Corporation"). In the Merger, subject to certain exceptions, each DCA Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") and not owned by the Corporation will be converted at the Effective Time into the right to receive
0.88 (the "Exchange Ratio") fully paid and nonassessable CTS Shares. In connection with the Merger, the Corporation's Board of Directors (the "CTS Board") declared a stock split in the form of a 1:1 stock dividend (the
"Stock Split") to be effective immediately following the Effective Time. If the Stock Split is so effective, the Exchange Ratio will be 1.76 CTS Shares for each DCA Share.

     The Merger is expected to be completed later this summer. In order to consummate the Merger, Shareholders will be required to approve the issuance of CTS Shares in the Merger and certain amendments to the Corporation's Articles of Incorporation. Shareholders will also be asked to approve the grant of certain options to purchase CTS Shares. These matters are expected to be considered at a Special Meeting of Shareholders convened for such purposes (the "Merger Shareholder Meeting"). This Supplement is not a solicitation of proxies with respect to such matters. Shareholders will receive separate proxy materials in advance of the Merger Shareholder Meeting.


              CERTAIN PROVISIONS OF THE MERGER AGREEMENT


     Certain provisions of the Merger Agreement are summarized below. A detailed description of the terms of the Merger Agreement will be set forth in, and a copy of the full text thereof will accompany, the proxy materials to be mailed to Shareholders in advance of the Merger Shareholder Meeting. The full text of the Merger Agreement and a summary of the terms thereof are presently contained in exhibits to the Schedule 14D-1 filed by the Corporation with the Securities and Exchange Commission on May 16, 1997 and amendments thereto.

Board Representation

     The DCA Board. The Merger Agreement provides that, promptly upon the purchase of DCA Shares by Sub pursuant to the Offer, and from time to time thereafter, the Corporation will be entitled to designate such number of directors, rounded up to the next whole number, as will give the Corporation representation on the DCA Board proportionate with the percentage of DCA Shares purchased in the Offer. On June 14, 1997, the Corporation designated four persons to be elected to the DCA Board (which previously had nine members). Following the election or appointment of the Corporation's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by DCA, extension by DCA for the performance or waiver of the obligations or other acts of the Corporation or Sub or waiver of DCA's rights thereunder requires the concurrence of a majority of the directors of DCA then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement.

     The CTS Board. It is anticipated that, as of the Effective Time, the Corporation's Board of Directors (the "CTS Board") will initially be the Corporation's five-member board, all of the current members of which have been nominated for election at the Annual Meeting. The CTS Board currently includes the Corporation's Chairman, President and Chief Executive Officer (the "CEO") (Joseph P. Walker), two officers of DCA (Andrew Lozyniak, DCA's Chairman and President, and Patrick J. Dorme, DCA's Chief Financial Officer) and the two present directors of the Corporation who are not presently employed by the Corporation or DCA (the "Non-employee Directors") (Gerald H. Frieling, Jr. and Lawrence J. Ciancia). (See "Election of Directors" in the original Proxy Statement). As promptly as practicable following the Effective Time, the Corporation expects to increase the number of members of the CTS Board and add two additional directors who qualify as independent directors under New York Stock Exchange guidelines. The Merger Agreement provides that, from the Effective Time until the date immediately following the date of the Corpor-ation's 1998 annual shareholder meeting or any adjournment or postponement thereof, any additional directors elected by the CTS Board must be nominated or elected therefor by the unanimous vote of a committee (the "Board Committee") of the CTS Board comprised of three members, two of whom will be either
Nonemployee Directors or the CEO (together, the "Unaffiliated Corporation Directors") and one member who is a member of the CTS Board but not an Unaffiliated Corporation Director. The Board Committee will initially be composed of Messrs. Walker, Frieling and Lozyniak. Mr. Lozyniak will also join a new Office of the Chairman of the Corporation with Mr. Walker. As such, Mr. Lozyniak will focus on strategic issues while continuing to oversee the management of the Surviving Corporation's continuing operations.

     The failure to nominate either of Messrs. Lozyniak and Dorme for election as a member of the CTS Board following the Effective Time constitutes grounds for termination by them of, and gives rise to the right for them to receive severance benefits under, the DCA Employment Contracts described below under the caption "Executive Compensation -- DCA Executive Employment Agreements." The failure to nominate either of Messrs. Lozyniak or Dorme for election to the CTS Board also constitutes grounds for Henry Kensing (DCA's General Counsel and a member of the DCA Board) to receive such benefits.

Shareholder Approval of the Merger

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the adoption of the Merger Agreement by the requisite vote or consent of the DCA Shareholders and the approval of the issuance of CTS Shares in the Merger and the Corporation Charter Amendments described in "-- Amendments to the Corporation Charter and Bylaws" below.
The Merger Agreement provides that DCA and the Corporation will, as soon as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of their respective shareholders for the purpose of obtaining such shareholder approval. The affirmative vote of the holders of two-thirds of the voting power of all the voting shares at the DCA Shareholder meeting is required to adopt the Merger Agreement. The
Corporation presently beneficially owns 30.3% of the outstanding DCA Shares. The affirmative vote of a majority of the votes cast by holders of record of CTS Shares present in person or represented by proxy and entitled to vote at the Merger Shareholder Meeting is required to approve issuance of CTS Shares in the Merger and the Corporation Charter Amendments.

     DCA currently owns 44.0% of the issued and outstanding CTS Shares and 30.5% of the voting power of CTS Shares. DCA has agreed that, during the period from May 9, 1997 until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, (i) it will not sell, transfer or pledge any CTS Shares beneficially owned by it ("DCA-Owned CTS Shares") or any other equity securities of the Corporation beneficially owned by it (collectively, the "Corporation Securities") and (ii) it will vote the Corporation Securities (a) against any change in the composition of the CTS Board not approved by the Unaffiliated Corporation Directors, any amendments to the Corporation's charter or bylaws or any other change in the Corporation's corporate structure or business, except for any of the foregoing that is contemplated by the Merger Agreement (see "--Board Representation" and -- "Amendments to the Corporation Charter and Bylaws"), (b) in favor of the approval of the proposed Corporation Charter Amendments and the approval of the other transactions contemplated by the Merger Agreement or in furtherance thereof, and (c) against any competing transaction. The Corporation has similarly agreed in respect to DCA's equity securities owned by it or its subsidiaries (including Sub), including 1,164,339 DCA Shares purchased in the Offer and any other DCA Shares beneficially owned by the Corporation.

Conduct of Business Pending Merger

     Pursuant to the Merger Agreement, the Corporation and DCA have each agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with those persons and entities having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. In addition, the Corporation and DCA have each agreed that during the period from May 9, 1997 to the Effective Time, (unless the Merger Agreement is terminated) among other things and subject to certain exceptions, neither it nor any of its subsidiaries may: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than certain dividends and distributions by a subsidiary and other than the regular quarterly or semi-annual dividends, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or its significant subsidiaries' capital stock or any rights, warrants or options to acquire any such securities; provided, however, the Corporation may
(A) effect the Stock Split and (B) under certain conditions, declare a dividend of rights in connection with the adoption of a rights plan (the "Corporation Rights"); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into or any rights, warrants or options to acquire any such shares, other than pursuant to existing employee stock options, the issuance of the Corporation Rights and the Stock Split; (iii) amend its certificate or articles, as applicable, of incorporation, by-laws or other comparable organizational documents; or (iv) make any material change to accounting methods, principles or practices, except as may be required by generally accepted accounting principles.

No-Shop Covenant

     Pursuant to the Merger Agreement, DCA and the Corporation will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Takeover Proposal (as defined below) or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to, the Effective
Time the Unaffiliated Corporation Directors (with respect to the Corporation) determine in good faith, after consultation with advisors, that the failure to do so would create a reasonable possibility of a breach of their fiduciary duties to its shareholders under applicable law, the Corporation may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the covenant described in this paragraph, furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement and participate in negotiations regarding such Takeover Proposal. The Merger Agreement provides that neither the DCA Board nor the CTS Board, nor any committee thereof, will
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such board of directors or such committee of the Merger or the Merger Agreement;
(ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. A "Takeover Proposal" is defined, with respect to either DCA or the Corporation, to be any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisi-tion or purchase of 20% or more of such party's and its subsidiaries' assets or 20% or more of any class of equity securities of such party or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person owning 20% or more of any class of equity securities of such party or any of its subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries other than the transactions contemplated by the Merger Agreement.

Amendments to the Corporation Charter and Bylaws

     In connection with the Merger, subject to Shareholder approval, effective as of the Effective Time, the Corporation's Articles of Incorporation will be amended (the "Corporation Charter Amendments"), among other things, to
(i) increase the authorized capital of the Corporation from 8,000,000 shares of Common Stock to 75,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock (the terms of which will be fixed by the CTS Board),
(ii) increase the maximum and minimum size of the CTS Board to 15 and three, respectively, with the exact size to be determined by the CTS Board, and
(iii) expand the required indemnification for officers and directors to the extent allowable by law and to provide procedures for the resolution of disputes over compliance with the applicable standard of care. The adoption of the Corporation Charter Amendments will require Shareholder approval at the Merger Shareholders Meeting, but will not become effective unless the issuance of the CTS Shares in the Merger is also approved by the Shareholders.

     Also, effective as of the Effective Time and subject to the occurrence thereof, the Corporation's Bylaws have been amended to, among other things, provide, in general, that a majority of the CTS Board (rather than two-thirds) may amend the Corporation's Bylaws.


                    BENEFICIAL OWNERSHIP OF SHARES


     Since the time of the Original Proxy Statement, The Gabelli Group, Inc., GAMCO Investors, Inc. and Gabelli Funds, Inc., which on a combined basis are the Corporation's second largest Shareholder, have publicly reported that they have disposed of 207,200 shares of Common Stock. Giving effect thereto, such persons are believed to beneficially own 1,004,900 CTS Shares, representing 19.2% of the CTS Shares outstanding on the Record Date.


                CERTAIN EXECUTIVE COMPENSATION MATTERS


Chief Executive Officer Employment Agreement

   On May 9, 1997, the CTS Board approved the Corporation's entry into an employment agreement with Mr. Walker (the "CEO Employment Agreement") to replace his existing employment agreement (which was to expire by its terms on June 24, 1997). Mr. Walker's salary under the CEO Employment Contract is $500,000 per year (compared to a minimum of $350,000 under his prior Contract, which was entered into in 1994), subject to review by the CTS Board for increases, but not decreases, each year. During the term of the CEO Employment Contract, if Mr. Walker's employment is terminated as a result of his death or disability, for good reason (as defined) or by the Corporation without cause (as defined), Mr. Walker will receive severance benefits equal to his base salary for the remainder of the term, plus an annual bonus for each year remaining in the term equal to the largest cash and stock bonus that he received during the five fiscal years preceding the date of termination. In addition, if Mr. Walker's employment is terminated by Mr. Walker for good reason or by the Corporation without cause, Mr. Walker may instead receive a lump sum equal to 3-1/3 times his base salary and the largest cash and stock bonus that he received during the five fiscal years preceding the date of the employment agreement. Any payments to Mr. Walker upon a change in control are increased to compensate Mr. Walker for any excise tax payable by him pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").
The payments and benefits to Mr. Walker under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below under the caption "-- Severance Agreements."

DCA Executive Employment Agreements

   In connection with the execution of the Merger Agreement, DCA and the Corporation have entered into new employment agreements (each, a "DCA
Employment Agreement"), dated as of May 9, 1997 and effective as of the Effective Time, with Messrs. Lozyniak, Dorme and Kensing, pursuant to which each such DCA executive (each, an "Executive") will be employed by the Surviving Corporation for a period of five years following the Effective Time (the "Term") in the same position as he currently holds.

   The DCA Employment Agreements provide for (i) level monthly payments for Messrs. Lozyniak, Kensing and Dorme of $37,500, $17,039 and $14,162, respectively, with salary increases for Mr. Lozyniak comparable to those provided from time to time for the Chief Executive Officer of the Corporation ("Base Salary"); (ii) split-dollar life insurance coverage, supplemental retirement benefits and, for the ten-year period following retirement, post-retirement medical coverage, each as provided to the Executives under their current employment agreements; (iii) eligibility to participate in annual and long-term (including stock-based) incentive programs, on the same level as similarly situated employees of the Corporation; and (iv) participation in other benefit programs and policies at the level provided as of the date of the DCA Employment Agreements.

   The DCA Employment Agreements provide that if an Executive's employment is terminated by the Executive for good reason, (as defined), or by DCA for any reason other than cause (as defined) or disability (as defined), the Executive will be entitled to the following payments and benefits: (i) a cash lump sum equal to 3-1/3 times the sum of his Base Salary and his highest aggregate stock and cash bonuses earned for any of the five years prior to the Effective Time; or (ii) if the Executive so elects, the continuation of his Base Salary over the remainder of the Term plus an annual bonus for each year of the remainder of the Term equal to his highest annual aggregate stock and cash bonuses earned for any of the five years prior to the date of termination.

   The DCA Employment Agreements provide that if an Executive's termination of employment is by reason of death or disability, he or his estate will be entitled to the continuation of Base Salary over the remainder of the Term plus an annual bonus for each year of the remainder of the Term equal to his highest annual aggregate cash and stock bonuses earned for any of the five years prior to the date of termination. At the end of the Term, if termination is by reason of death, the Executive's surviving spouse will receive for ten additional years (or her earlier death) an annual amount equal to $50,000 ($60,000 in the case of Mr. Lozyniak). At the end of the Term, if termination is by reason of disability, the Executive will receive an annual amount equal to 40% of his base salary until age 65.

   The DCA Employment Agreements also provide that if an Executive's employment is terminated for any reason other than by DCA for cause or by the Executive without good reason, (i) an amount sufficient to pay 10 years of premiums with respect to the split-dollar insurance policy on the Executive's life will be transferred to the split-dollar life insurance carrier and the Corpora-tion and DCA will release all their rights under such policy; (ii) the Exec-utive will be immediately eligible for post-retirement supplemental retire-ment and medical benefits; and (iii) life and disability insurance benefits, at the level provided as of the date of the agreements, will be continued for the remainder of the Term. The Executives will also be entitled to reasonable attorney's fees in the event of any disputes, as well as a gross-up for any excise tax imposed upon any payments or benefits.

Options

   In addition, in connection with its approval of the DCA Employment Contracts, the Corporation approved, subject to the completion of the Merger and the approval by Shareholders to be sought at the Merger Shareholder Meeting, the award of options (the "Options") to Joseph P. Walker to purchase 200,000 CTS Shares, to Mr. Lozyniak to purchase 100,000 CTS Shares, and to certain other executive officers of the Corporation and DCA to purchase a total of 150,000 CTS Shares, each at an exercise price of $62.50 per share. The Options have a ten-year term from the Effective Time and vest as to 20% of the CTS Shares covered thereby on each of the first five annual anniversaries thereof, subject to immediate vesting if the average closing price for CTS Shares equals or exceeds $70.00 over a 20-trading-day period, upon the occurrence of certain change in control events and, in the case of Mr. Walker and Mr. Lozyniak, upon certain terminations of their employment.

Severance Agreements

   On April 11, 1997, the Corporation entered into severance agreements with each of its nine executive officers (including the CEO and each of the other executives named in the cash compensation table in the Original Proxy State-
ment) and seven other key employees of the Corporation. The agreements have a rolling three-year term which is automatically extended each January 1 there-after unless notice is given otherwise. The severance agreements become operative only upon a change in control of the Corporation (as defined). Severance benefits are provided if, upon a change in control, the Corporation terminates a covered executive's employment without cause or the executive terminates his employment for good reason (each as defined). Severance compensation under the agreements includes a multiple (two or three, depending upon level of job responsibility) of base salary, a multiple (two or three, depending upon level of job responsibility) of the average annual incentive compensation awarded to the executive during the three fiscal years preceding the fiscal year in which the change in control occurred, the continued participation for a number of months following termination in welfare benefits plans and other similar benefit programs, a lump sum payment equal to the increase in actuarial value of the benefits under the Corpora-tion's qualified and supplemental retirement plans that the executive would have received had he or she remained employed, outplacement services, and, in lieu of perquisites provided immediately prior to the change in control, the payment of the lesser of $50,000 or 10% of the total base salary and incentive compen-sation. In addition, if any payments made to the executive are subject to the excise tax under Section 280G of the Code, the Corporation will make an additional payment in an amount to put the executive in the same after-tax position as if no excise tax had been imposed; provided that, if certain thresholds are not met, payments will be reduced so that no excise tax applies. The payments to Mr. Walker under his employment agreement are reduced auto-matically by any corresponding payments or benefits under his severance agree-ment.

Philip T. Christ

   Philip T. Christ, the Corporation's Group Vice President since 1990, passed away in May, 1997.